EXHIBIT 99.5
                                   FORM 10-QSB



                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219




[X] Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarterly Period Ended September 30, 1999.
                                            -------------------

                                       or

[ ] Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Transition Period from _____________ to
     ___________


OCC File Number:
                  -----------------------

                            SIX RIVERS NATIONAL BANK
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             United States                              68-0176905
    -------------------------------              ----------------------
    (State or other jurisdiction of              IRS Employer ID Number
    incorporation or organization)


                     402 F Street, Eureka, California 95501
                    ----------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  (707) 443-8400
                                                     --------------

Former name, former address and former fiscal year, if changed since last report: Not applicable.
        ---------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of November 12,1999: 1,524,000.

Transitional Small Business Disclosure Format (check one) Yes [ ] No [X]

PART I.           FINANCIAL INFORMATION
ITEM 1.           FINANCIAL STATEMENTS

                                    SIX RIVERS NATIONAL BANK
                                    CONDENSED BALANCE SHEETS
                               (in thousands except share amounts)

-----------------------------------------------------------------------------------------------

                                                             September 30, 1999    December 31,
                                                                (Unaudited)           1998
                                                             ------------------    ------------

ASSETS
Cash and Cash Equivalents:
  Cash and due from banks                                        $   6,820          $   8,357
  Federal funds sold & repurchase agreements                                            9,330
                                                                 ---------          ---------
    Total cash and cash equivalents                                  6,820             17,687
Interest bearing deposits in other financial
  institutions                                                       7,454              6,196
Held to maturity securities, at cost                                 1,485              1,485
Available for sale securities, at fair value                        69,027             59,792
                                                                 ---------          ---------
  Total securities                                                  70,512             61,277
Loans held for sale                                                                    17,125
Loans receivable                                                   109,636             89,903
  Less:  Allowance for loan losses                                  (3,044)            (2,802)
         Deferred loan fees, net                                       153                (75)
                                                                 ---------          ---------
    Net loans receivable                                           106,745             87,026
Interest receivable and other assets                                 5,306              4,161
Premises and equipment, net of accumulated
  depreciation and amortization                                      4,408              4,519
Goodwill and core deposit intangible, net of amortization            4,664              4,891
Other real estate owned                                                278                354
                                                                 ---------          ---------
TOTAL ASSETS                                                     $ 206,187          $ 203,236
                                                                 =========          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits:
    Noninterest-bearing                                          $  26,574          $  25,260
    Interest-bearing                                               127,671            134,385
    Time, $100,000 and over                                         22,761             23,287
                                                                 ---------          ---------
      Total deposits                                               177,006            182,932
Other borrowed funds                                                 8,401                677
Interest payable and other liabilities                               1,703              1,107
                                                                 ---------          ---------
Total liabilities                                                  187,110            184,716
                                                                 ---------          ---------

STOCKHOLDERS' EQUITY:
  Common stock, $5.00 par value, authorized
    10,000,000 shares; outstanding, 1,476,128 and 1,461,642
    at September 30, 1999 and December 31, 1998, respectively        7,381              7,308
  Additional paid in capital                                        12,138             12,063
  Retained earnings (deficit)                                          122               (816)
  Accumulated other comprehensive loss, net of tax:                   (564)               (35)
                                                                 ---------          ---------
    Total stockholders' equity                                      19,077             18,520
                                                                 ---------          ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 206,187          $ 203,236
                                                                 =========          =========

-----------------------------------------------------------------------------------------------

See notes to condensed financial statements (unaudited).

                                SIX RIVERS NATIONAL BANK
                        CONDENSED STATEMENTS OF INCOME / (LOSS)
                                      (Unaudited)
                      (in thousands except for earnings per share)

--------------------------------------------------------------------------------------

                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                       -------------------------------
                                                           1999             1998
                                                         --------         --------
 INTEREST INCOME
  Loans and loan fees                                    $  7,236         $  7,483
  Securities:
    U.S. Treasury securities and government agencies        2,435            2,462
    Other                                                     892              411
  Federal funds sold & repurchase agreements                  150              762
                                                         --------         --------
  Total interest income                                    10,713           11,118
INTEREST EXPENSE:
  Deposits                                                  4,034            4,507
  Other borrowings                                            267               61
                                                         --------         --------
  Total interest expense                                    4,301            4,568
                                                         --------         --------
NET INTEREST INCOME                                         6,412            6,550
PROVISION FOR LOAN LOSSES                                     220            2,504
                                                         --------         --------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                 6,192            4,046
NONINTEREST INCOME:
  Customer service fees                                       893              865
  Other income                                                379              322
                                                         --------         --------
  Total noninterest income                                  1,272            1,187
NONINTEREST EXPENSE:
  Salaries and employee benefits                            2,935            2,576
  Occupancy                                                   897              856
  Other                                                     2,022            2,518
                                                         --------         --------
  Total noninterest expense                                 5,854            5,950
                                                         --------         --------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES                                1,610             (717)

PROVISION (BENEFIT) FOR INCOME TAXES                          672             (287)
                                                         --------         --------
NET INCOME (LOSS)                                        $    938         $   (430)
                                                         ========         ========
EARNINGS (LOSS) PER SHARE
  Basic                                                  $   0.64         $  (0.30)
                                                         ========         ========
  Diluted                                                $   0.64         $  (0.30)
                                                         ========         ========

--------------------------------------------------------------------------------------

See notes to condensed financial statements (unaudited).

                                SIX RIVERS NATIONAL BANK
                        CONDENSED STATEMENTS OF INCOME / (LOSS)
                                      (Unaudited)
                      (in thousands except for earnings per share)

--------------------------------------------------------------------------------------

                                                      Three Months Ended September 30,
                                                      --------------------------------
                                                          1999             1998
                                                         -------          -------
INTEREST INCOME
  Loans and loan fees                                    $ 2,435          $ 2,617
  Securities:
    U.S. Treasury securities and government agencies         846              883
    Other                                                    325              173
  Federal funds sold & repurchase agreements                  59              191
                                                         -------          -------
  Total interest income                                    3,665            3,864
INTEREST EXPENSE:
  Deposits                                                 1,338            1,582
  Other borrowings                                            99               17
                                                         -------          -------
  Total interest expense                                   1,437            1,599
                                                         -------          -------
NET INTEREST INCOME                                        2,228            2,265
PROVISION FOR LOAN LOSSES                                                   1,084
                                                         -------          -------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                2,228            1,181

NONINTEREST INCOME:
  Customer service fees                                      289              309
  Other income                                               114              115
                                                         -------          -------
  Total noninterest income                                   403              424

NONINTEREST EXPENSE:
  Salaries and employee benefits                             958              989
  Occupancy                                                  308              300
  Other                                                      751              737
                                                         -------          -------
  Total noninterest expense                                2,017            2,026
                                                         -------          -------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES                                 614             (421)

PROVISION (BENEFIT) FOR INCOME TAXES                         258             (168)
                                                         -------          -------
NET INCOME (LOSS)                                        $   356          $  (253)
                                                         =======          =======
EARNINGS (LOSS) PER SHARE
  Basic                                                  $  0.24          $ (0.17)
                                                         =======          =======
  Diluted                                                $  0.24          $ (0.17)
                                                         =======          =======

--------------------------------------------------------------------------------------

See notes to condensed financial statements (unaudited)

                                          SIX RIVERS NATIONAL BANK
                                     CONDENSED STATEMENTS OF CASH FLOWS
                                                 (Unaudited)
                                               (in thousands)
                                NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                                    1999             1998
                                                                                  --------         --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income / (loss)                                                            $    938         $   (430)
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                     659              629
Amortization and accretion on securities                                                91              138
     Origination of loans held for sale                                             (6,140)         (18,552)
     Proceeds from sales of loans                                                    2,145            9,484
     Gain on the sale of loans                                                           5              (36)
     Benefit for deferred taxes                                                        383             (187)
     Provision for loan losses                                                         220            2,504
     Effect of changes in:
       Accrued interest receivable and other assets                                   (147)          (1,600)
       Accrued interest payable and other liabilities                                  596              347
                                                                                  --------         --------

Net cash used in operating activities                                               (1,250)          (7,703)

CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchases of available-for-sale securities                               (16,304)         (50,491)
          Purchases of held-to-maturity securities                                  (1,500)
          Proceeds from maturities, calls, or repayments of available
             for sale securities                                                     6,066            9,181
     Purchases of FHLB, Fed Reserve & other securities                              (1,000)
     Net change in interest bearing deposits in other financial institutions        (1,258)            (486)
     Net change in loans receivable                                                  1,176          (12,000)
     Proceeds from sale of other real estate owned                                      76
     Purchases of premises and equipment                                              (319)            (494)
                                                                                  --------         --------

Net cash used in investing activities                                              (11,563)         (55,790)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                                         (5,926)          14,747
   Net change in other borrowed funds                                                7,724             (224)
   Common stock options exercised                                                      148              317
                                                                                  --------         --------

Net cash provided by financing activities                                            1,946           14,840
                                                                                  --------         --------

DECREASE IN CASH AND CASH EQUIVALENTS                                              (10,867)         (48,653)

CASH AND CASH EQUIVALENTS, beginning of period                                      17,687           76,835
                                                                                  --------         --------

CASH AND CASH EQUIVALENTS, end of period                                          $  6,820         $ 28,182
                                                                                  ========         ========


ADDITIONAL INFORMATION:
   Cash paid during the period for:
     Interest                                                                     $  4,397         $  4,478
                                                                                  ========         ========
     Taxes                                                                        $     49         $
                                                                                  ========         ========

   Noncash transactions:
     Transfer of foreclosed loans from loans receivable to
       other real estate owned                                                    $                $
                                                                                  ========         ========
Transfer of held for sale loans to loans held for
       investment                                                                 $ 21,115         $
                                                                                  ========         ========

See notes to condensed financial statements (unaudited).

                            SIX RIVERS NATIONAL BANK
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1998
         AND THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

NOTE A-BASIS OF PRESENTATION


The accompanying unaudited condensed financial statements of Six Rivers National Bank ("the Bank") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. They do not, however, include all the information and footnotes required by generally accepted accounting principles for annual financial statements. For further information refer to the Bank's financial statements and notes thereto included in the Bank's annual report on Form 10-KSB for the fiscal year ended December 31, 1998. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

NOTE B-COMPREHENSIVE INCOME


Comprehensive income consists of net income and other comprehensive income. The Bank's only sources of other comprehensive income are derived from unrealized gains and losses on investment securities available-for-sale. Reclassification adjustments resulting from gains or losses on investment securities that were realized and included in net income of the current period that also had been included in other comprehensive income as unrealized holding gains or losses in the period in which they arose are excluded from comprehensive income of the current period. The Bank's total comprehensive earnings were as follows:

                                                                     Nine Months Ended      Three Months Ended
                                                                        September 30,         September 30,
                                                                       (In thousands)        (In thousands)
                                                                     ------------------    ------------------
                                                                      1999       1998       1999        1998
                                                                     -------    -------    -------    -------
Net Income / (loss)                                                  $   938    $  (430)   $   356    $  (253)
Other comprehensive income / (loss):
  Unrealized holding loss on available for sale securities (net of taxes of $408 and $(165) for the nine months ended September
    30, 1999 and 1998 and net of taxes of $27 and $(203) for the
    three months ended September 30, 1999 and 1998)                     (529)       257        (39)       189
                                                                     -------    -------    -------    -------
Total Comprehensive Income / (loss)                                  $   409    $  (173)   $   317    $   (64)
                                                                     =======    =======    =======    =======

NOTE C-EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if options or other contracts to issue common stock were exercised and converted into common stock.

There was no difference in the numerator used in the calculation of basic earnings per share and diluted earnings per share. The following reconciles the denominator used in the calculation of basic earnings per common share and diluted earnings per common and equivalent share for each of the periods indicated:

                                                      Nine Months Ended            Three Months Ended
                                                        September 30,                September 30,
                                                    (Dollars in thousands       (Dollars in thousands
                                                  except per share amounts)    except per share amounts)
                                                 -------------------------    -------------------------
                                                    1999          1998           1999           1998
                                                 -----------   -----------    -----------   -----------
Calculation of Basic Earnings Per Share:
Numerator - net income / (loss)                  $       938   $      (430)   $       356   $      (253)
Denominator - weighted average common
  shares outstanding                               1,464,602     1,450,214      1,469,973     1,459,741
                                                 -----------   -----------    -----------   -----------
Basic Earnings / (Loss) Per Share                $      0.64   $     (0.30)   $      0.24   $     (0.17)
                                                 ===========   ===========    ===========   ===========
Calculation of Diluted Earnings Per Share:
Numerator - net income / (loss)                  $       938   $      (430)   $       356   $      (253)
Denominator:
  Weighted average common shares outstanding       1,464,602     1,450,214      1,469,973     1,459,741
  Dilutive effect of outstanding options               4,742                       13,395
                                                 -----------   -----------    -----------   -----------
  Weighted average common shares outstanding -
    diluted                                        1,469,344     1,450,214      1,483,368     1,459,741
                                                 ===========   ===========    ===========   ===========
Diluted Earnings / (Loss) Per Share              $      0.64   $     (0.30)   $      0.24   $     (0.17)
                                                 ===========   ===========    ===========   ===========

NOTE D-NEW ACCOUNTING PRONOUNCEMENTS

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. This statement defers the effective date of FASB Statement No 133, which shall now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Bank is in the process of determining the impact of adopting SFAS No. 133 on the Bank's financial position and results of operations.

NOTE E-CONSENT ORDER

On April 12, 1999 the Office of the Comptroller of the Currency required the Bank to enter into a Consent Order ("Order"). The language of the Order requires that the Bank formulate and implement a plan to strengthen its policies and procedures relative to its loan administration, credit and collateral exceptions, classified assets, allowances for loan losses and violations of law related to lending limits. The Board of Directors has agreed to execute this Order and is following an action plan that details the steps necessary to comply with the Order.


NOTE F- SUBSEQUEST EVENT - PROPOSED MERGER

On October 4, 1999, the Bank and North Valley Bancorp (headquartered in Redding,
CA)  announced  the  signing  of  a  proposed  merger   agreement  and  plan  of
reorganization which, if approved by the shareholders of the two organizations and by the regulatory authorities, will result in the merger into North Valley

Bancorp, with the Bank, to be operated as a wholly-owned subsidiary of North Valley Bancorp. The transaction is expected to be completed by the end of the first quarter of the year 2000 or early in the second quarter. The agreement provides for the Bank's shareholders to receive shares of North Vaklley Bancorp in exchange for Bank stock based on a formula which is dependent on the average closing price of North Valley Bancorp stock in a tax-free exchange to be accounted for as a pooling of interest.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WORDS SUCH AS "EXPECTS", "ANTICIPATES", "BELIEVES", "ESTIMATES", VARIATIONS OF SUCH WORDS AND OTHER SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE BANK'S ACTUAL RESULTS COULD DIFFER
MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING FACTORS:
RISKS RELATED TO THE BANK'S ABILITY TO MANAGE GROWTH, PARTICULARLY GROWTH IN ITS COMMERCIAL LOAN PORTFOLIO; COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN THE BANK'S MARKETS; CHANGES IN THE GENERAL ECONOMIC CLIMATE; THE RESULTS OF REGULATORY OVERSIGHTS OF THE BANK; CHANGES IN THE INTEREST RATE ENVIRONMENT; AND ADVERSE CHANGES IN THE GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, WHICH MAY IMPACT THE CREDIT QUALITY AND THEREFORE IMPACT THE BANK'S LEVEL OF PROVISIONS FOR POSSIBLE LOAN LOSSES.

The following discussion provides additional information about the results of operations and financial condition of the Bank for the three- and nine-month periods ended September 30, 1999 and 1998. The following discussion should be read in conjunction with the financial statements of the Bank and the notes thereto.

SUMMARY OF FINANCIAL RESULTS

As of September 30, 1999, total assets of the Bank were $206.2 million, net loans totaled $106.7 million and deposits totaled $177.0 million. Total assets increased $3.0 million or 1.5% while net loans increased 2.4% or approximately $2.5 million from $104.2 million as of December 31, 1998. Deposits decreased 3.2% or approximately $5.9 million from $182.9 million as of December 31, 1998.

NET INCOME

Net income for the nine months ended September 30, 1999 was $938,000, or $0.64 per diluted share compared to a net loss of ($430,000), or ($0.30) per share for the nine months ended September 30, 1998. The Bank's annualized return on average assets for the nine months ended September 30, 1999 and 1998 was 0.61% and (0.29%), respectively. The Bank's annualized return on average equity for the nine months ended September 30, 1999 and 1998 was 6.67% and (2.87%), respectively. The increase in net earnings was attributable primarily to a lower loan loss provison and reduced problem asset expense. Net income for the three months ending September 30, 1999 was $356,000, a $609,000 increase over the three months ended September 30, 1998. Diluted earnings per share were $0.24 for the three months ending September 30, 1999 compared to a ($0.17) loss per diluted share for the three months ended September 30, 1998.

NET INTEREST INCOME AND NET INTEREST MARGIN

For the nine months ended September 30, 1999, net interest income was $6,412,000, a decrease of approximately $138,000 or 2.1% from $6,550,000 for the nine months ended September 30, 1998. The net interest margin (net interest income as a percentage of average interest-earning assets) was 4.59% for the nine months ended September 30, 1999 and 4.84% for the nine months ended September 30, 1998. The decrease in net interest margin is due primarily to a decline in interest rates and the prepayment or refinancing of higher coupon loans by customers to take advantage of the lower rate environment. The average rate on interest earning assets for the nine months ended September 30, 1999 was 7.66% compared with 8.21% for the nine months ended September 30, 1998. The decrease in the average rate on earning assets was partially offset by a decrease in the average rate paid on interest-bearing liabilities. For the nine months ended September 30, 1999, the average rate paid on interest-bearing liabilities was 3.77%, compared with 4.00% for the nine months ended September 30, 1998. For the nine months ended September 30, 1999 and September 30, 1998, average total loans as a percentage of average total deposits were 61.8% and 57.4%, respectively.

For the three months ended September 30, 1999, net interest income was $2,228,000, a decrease of approximately $37,000 or 1.6% from $2,265,000 for the three months ended September 30, 1998. The net interest margin (net interest income as a percentage of average interest-earning assets) was 4.74% for the three months ended September 30, 1999 and 4.76% for the three months ended September 30, 1998. The slight decrease in net interest margin is due primarily to lower loan product interest rates. The average rate on interest earning assets for the three months ended September 30, 1999 was 7.80% compared with 8.12% for the three months ended September 30, 1998. For the three months ended September 30, 1999, the average rate paid on interest-bearing liabilities was 3.76%, compared with 3.99% for the three months ended September 30, 1998. For the three months ended September 30, 1999 and September 30, 1998, average total loans as a percentage of average total deposits were 61.7% and 58.1%, respectively.

The following tables present condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of its funds for each of the periods indicated. Nonaccrual loans are included in the tables for computational purposes, but the foregone interest on such loans is excluded.

                                   AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
                                                    (Dollars in thousands)

                                                            FOR THE NINE MONTHS                     FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30, 1999                ENDED SEPTEMBER 30, 1998
                                                       -------------------------------         ------------------------------
                                                                    INTEREST                                INTEREST
                                                        AVERAGE      INCOME/   AVERAGE          AVERAGE      INCOME/  AVERAGE
                                                        BALANCE      EXPENSE    RATE            BALANCE      EXPENSE   RATE
                                                       ---------    --------   -------         ---------    --------  -------
ASSETS
INTEREST-EARNING ASSETS:
Interest-bearing deposits in
  other financial institutions                         $   6,089     $   292      6.39 %       $   3,851     $   173     5.99%
Federal funds sold and repurchase agreements               4,058         150      4.93            17,694         762     5.74
Taxable investment securities                             63,900       2,856      5.96            55,748       2,650     6.34
Nontaxable investment securities (1)                       4,164         179      5.73             1,503          50     4.44
LOANS: (2)
  Commercial and Industrial                               52,458       3,555      9.04            57,381       4,240     9.85
  Real estate mortgage and construction                   38,082       2,192      7.67            25,618       1,609     8.37
  Installment and other                                   17,617       1,252      9.48            18,766       1,305     9.27
  Fees on loans                                                          237                                     329
                                                       ---------     -------   -------         ---------     -------  -------
Total Loans                                              108,157       7,236      8.92           101,765       7,483     9.80
                                                       ---------     -------   -------         ---------     -------  -------
 Total earning assets                                    186,368      10,713      7.66           180,561      11,118     8.21
NONEARNING ASSETS:
Cash and due from banks                                    7,114                                   9,106
Premises and equipment                                     4,746                                   4,414
Interest receivable and other assets                       7,807                                   7,138
Allowance for loan losses                                 (2,932)                                 (1,207)
Other real estate owned                                      320                                     386
                                                       ---------                               ---------
  Total nonearning assets                                 17,055                                  19,837
                                                       ---------                               ---------
    TOTAL ASSETS                                       $ 203,423                               $ 200,398
                                                       =========                               =========

LIABILITIES
INTEREST-BEARING LIABILITIES:
Demand, savings and money market deposits              $  75,143     $ 1,465      2.60%        $  78,946     $ 1,563     2.64%
Time deposits                                             69,420       2,569      4.93            71,844       2,944     5.46
                                                       ---------     -------   -------         ---------     -------  -------
  Total interest-bearing deposits                        144,563       4,034      3.72           150,790       4,507     3.99
Other borrowed funds                                       7,532         267      4.73             1,402          61     5.80
                                                       ---------     -------   -------         ---------     -------  -------
  Total interest-bearing liabilities                     152,095       4,301      3.77           152,192       4,568     4.00
                                                       ---------     -------   -------         ---------     -------  -------
NONINTEREST-BEARING LIABILITIES
Demand deposits                                           30,602                                  26,635
Accrued interest, taxes and other liabilities              1,974                                   1,600
                                                       ---------                               ---------
  Total noninterest-bearing liabilities                   32,576                                  28,235
                                                       ---------                               ---------
    Total liabilities                                    184,671                                 180,427
Shareholders' equity                                      18,752                                  19,971
                                                       ---------                               ---------
    Total liabilities and shareholders' equity         $ 203,423                               $ 200,398
                                                       =========                               =========
Net interest income                                                  $ 6,412                                 $ 6,550
                                                                     =======                                 =======
Net interest spread (3)                                                           3.89%                                  4.21%
                                                                               =======                                =======
Net interest margin (4)                                                           4.59%                                  4.84%
                                                                               =======                                =======

(1) Interest on municipal securities is not computed on a tax-equivalent  basis.
(2) Includes loans on nonaccrual but excludes nonaccrual interest.
(3) Net interest spread is the difference between the yield on average total interest-earning assets and the rate paid on average interest-bearing liabilities.
(4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

                                   AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
                                                    (Dollars in thousands)


                                                            FOR THE THREE MONTHS                    FOR THE THREE MONTHS
                                                          ENDED SEPTEMBER 30, 1999                ENDED SEPTEMBER 30, 1998
                                                       -------------------------------         ------------------------------
                                                                    INTEREST                                INTEREST
                                                        AVERAGE      INCOME/   AVERAGE          AVERAGE      INCOME/  AVERAGE
                                                        BALANCE      EXPENSE    RATE            BALANCE      EXPENSE   RATE
                                                       ---------    --------   -------         ---------    --------  -------
ASSETS
INTEREST-EARNING ASSETS:
Interest-bearing deposits in
  other financial institutions                         $   6,840     $   103      6.02%        $   4,267     $    44     4.12%
Federal funds sold and repurchase agreements               4,524          59      5.22            13,955         191     5.47
Taxable investment securities                             63,877       1,008      6.31            61,776         988     6.40
Nontaxable investment securities (1)                       4,163          60      5.77             1,665          25     6.00
LOANS: (2)
  Commercial and Industrial                               50,313       1,165      9.26            61,232       1,373     8.97
  Real estate mortgage and construction                   41,114         786      7.65            27,338         673     9.85
  Installment and other                                   17,104         409      9.57            20,026         426     8.51
  Fees on loans                                                           75                                     143
                                                       ---------     -------   -------         ---------     -------  -------
Total Loans                                              108,531       2,435      8.97           108,596       2,615     9.63
                                                       ---------     -------   -------         ---------     -------  -------
 Total earning assets                                    187,935       3,665      7.80           190,259       3,863     8.12
NONEARNING ASSETS:
Cash and due from banks                                    7,454                                   8,698
Premises and equipment                                     4,665                                   4,402
Interest receivable and other assets                       7,972                                   7,610
Allowance for loan losses                                 (2,989)                                 (1,235)
Other real estate owned                                      278                                     386
                                                       ---------                               ---------
  Total nonearning assets                                 17,380                                  19,861
                                                       ---------                               ---------
    TOTAL ASSETS                                       $ 205,315                               $ 210,120
                                                       =========                               =========
LIABILITIES
INTEREST-BEARING LIABILITIES:
Demand, savings and money market deposits              $  82,343     $   508      2.47%        $  84,467     $   557     2.64%
Time deposits                                             67,603         830      4.91            74,566       1,025     5.50
                                                       ---------     -------   -------         ---------     -------  -------
  Total interest-bearing deposits                        149,946       1,338      3.57           159,033       1,582     3.98
Other borrowed funds                                       8,288          99      4.78             1,090          17     6.24
                                                       ---------     -------   -------         ---------     -------  -------
  Total interest-bearing liabilities                     158,234       1,437      3.63           160,123       1,599     3.99
                                                       ---------     -------   -------         ---------     -------  -------
NONINTEREST-BEARING LIABILITIES
Demand deposits                                           25,956                                  28,008
Accrued interest, taxes and other liabilities              2,348                                   1,740
                                                       ---------                               ---------
  Total noninterest-bearing liabilities                   28,304                                  29,748
                                                       ---------                               ---------
    Total liabilities                                    186,538                                 189,871
Shareholders' equity                                      18,777                                  20,249
                                                       ---------                               ---------
    Total liabilities and shareholders' equity         $ 205,315                               $ 210,120
                                                       =========                               =========
Net interest income                                                  $ 2,228                                 $ 2,264
                                                                     =======                                 =======
Net interest spread (3)                                                           4.17%                                  4.13%
                                                                               =======                                =======
Net interest margin (4)                                                           4.74%                                  4.76%
                                                                               =======                                =======

(1) Interest on municipal securities is not computed on a tax-equivalent  basis.
(2) Includes loans on nonaccrual but excludes nonaccrual interest.
(3) Net interest spread is the difference between the yield on average total interest-earning assets and the rate paid on average interest-bearing liabilities.
(4) Net interest margin is computed by dividing net interest income by total average interest-earning assets.

The following table sets forth, for the period indicated, a summary of the changes in average asset and liability balances and interest earned and interest paid resulting from changes in average asset and liability balances (volume) and changes in average interest rates. Nonaccrual loans are included in the table for computational purposes, but the foregone interest on such loans is excluded.

                                          RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                                                     (Dollars in thousands)


                                               NINE MONTHS ENDED                                  THREE MONTHS ENDED
                                               SEPTEMBER 30, 1999                                 SEPTEMBER 30, 1999
                                                  COMPARED TO                                        COMPARED TO
                                               NINE MONTHS ENDED                                  THREE MONTHS ENDED
                                               SEPTEMBER 30, 1998                                 SEPTEMBER 30, 1998
                                       -------------------------------------             -------------------------------------
                                                  CHANGE DUE TO                                        CHANGE DUE TO
                                       -------------------------------------             -------------------------------------
                                         AVERAGE       AVERAGE                             AVERAGE        AVERAGE
                                         VOLUME         RATE         TOTAL                 VOLUME          RATE        TOTAL
                                       -----------   -----------   ---------             -----------     ---------   ---------
INTEREST INCOME
Interest-bearing deposits
  in other financial institutions      $       101   $        18   $     119             $        27     $      32   $      59
Federal funds sold                            (587)          (25)       (612)                   (129)           (3)       (132)
Taxable investment securities                  388          (182)        206                      34           (14)         20
Nontaxable investment securities                89            40         129                      37            (2)         35
Total loans                                    470          (717)       (247)                      2          (182)       (180)
                                       -----------   -----------   ---------             -----------     ---------   ---------
  Total interest income                $       461   $      (866)  $    (405)            $       (29)    $    (169)  $    (198)
                                       ===========   ===========   =========             ===========     =========   =========
INTEREST EXPENSE
Demand, savings and
  money market deposits                $       (75)  $       (23)  $     (98)            $       (48)    $      (1)  $     (49)
Time deposits                                  (99)         (276)       (375)                    (96)          (99)       (195)
Other borrowings                               267           (61)        206                     112           (30)         82
                                       -----------   -----------   ---------             -----------     ---------   ---------
  Total interest expense                        93          (360)       (267)                    (32)         (130)       (162)
                                       -----------   -----------   ---------             -----------     ---------   ---------
Net interest margin                    $       368   $      (506)  $    (138)            $         3     $     (39)  $     (36)
                                       ===========   ===========   =========             ===========     =========   =========

NON INTEREST INCOME AND EXPENSE

Non Interest Income

Noninterest income for the nine months ended September 30, 1999 was $1,272,000, an increase of $85,000 or 7.2% from the $1,187,000 for the nine months ended September 30, 1998. Primarily driving the increase was higher fees charged for deposit accounts and an increase in the value of the Bank's mortgage servicing asset. Noninterest income for the three months ended September 30, 1999 was $403,000, a decrease of $21,000 or 5.0% from $424,000 for the quarter ended
September 30, 1998. Losses realized on the sale of loans and slightly lower deposit account service charges were primarily responsible for the increase.

Non Interest Expense

For the nine months ended September 30, 1999 total noninterest expense was $5,854,000, compared with $5,950,000 for the nine months ended September 30, 1998. The decrease in total noninterest expense was due primarily to lower problem loan expense and reductions in other operating expense items included in other noninterest expense, which decreased $496,000, or 19.7%, to $2,022,000 for the nine months ended September 30, 1999 from $2,518,000 for the nine months ended September 30, 1998. This improvement was somewhat offset by higher personnel expense, which increased 13.9% or $359,000, to $2,935,000 for the nine months ended September 30, 1999 from $2,576,000 for the nine months ended

September 30, 1998. The increase in personnel expense was due primarily to an increase in the number of employees included in the commercial lending and credit administration functions.

For the three months ended September 30, 1999 total noninterest expense was $2,017,000, virtually unchanged from the $2,026,000 for the three months ended September 30, 1998. Personnel expense for the quarter ended September 30, 1999 was $958,000 compared to $989,000 for the quarter ended September 30, 1998, a decrease of $31,000 or 3.1%.

Provision (Benefit) for Income Taxes

For the nine months ended September 30, 1999, the provision for income taxes was $672,000 on income before income taxes of $1,610,000, for an effective tax rate of 41.7%. For the nine months ended September 30, 1998, the benefit for income taxes was $(287,000) on a pre-tax net loss of $(717,000), for an effective tax rate of 40.0%. For the three months ended September 30, 1999, the provision for income taxes was $258,000 on income before income taxes of $614,000, for an effective tax rate of 42.0%. For the three months ended September 30, 1998, the benefit for income taxes was $(168,000) on a pre-tax net loss of $(421,000), for an effective tax rate of 39.9%.



FINANCIAL CONDITION

Investment Portfolio

As of September 30, 1999, investment securities comprised 34.2% of total assets and 37.6% of interest-earning assets. Certain equity securities of the Federal Home Loan Bank, the Federal Reserve and others that the Bank does not intend to sell are included in other assets and carried at amortized cost. The following table sets forth the composition of the investment portfolio by major categories at September 30, 1999 and December 31, 1998.

                                            INVESTMENT PORTFOLIO
                                           (Dollars in thousands)

                                                        AT SEPTEMBER 30, 1999         AT DECEMBER 31, 1998
                                                       -----------------------      -----------------------
                                                       AMORTIZED        FAIR        AMORTIZED        FAIR
                                                         COST           VALUE          COST          VALUE
                                                       ---------      --------      ---------      --------
AVAILABLE FOR SALE SECURITIES:
U.S. Treasury securities                               $   1,491      $  1,483       $  1,499      $  1,504
Federal National Mortgage Association Securities          21,278        20,986         22,566        22,465
Federal Home Loan Mortgage Corporation Securities         16,278        16,063         12,524        12,531
Corporate and other securities                            17,331        16,993         11,147        11,145
Obligations of foreign governments                           504           514            507           529
Other U.S. government agency securities                   13,117        12,988         11,608        11,618
                                                       ---------      --------       --------      --------
  Total Investments                                    $  69,999      $ 69,027       $ 59,851      $ 59,792
                                                       =========      ========       ========      ========
HELD TO MATURITY SECURITIES:
 Corporate and other securities                        $   1,485      $  1,823       $  1,485      $  1,500
                                                       =========      ========       ========      ========

The Bank does not own securities of a single issuer (other than U.S. Government agencies and corporations) whose aggregate book value is in excess of 10% of its total equity.

Loan Portfolio

The following table shows the composition of the Bank's loan portfolio by amount and percentage of total loans in each major loan category at the dates indicated.

                          COMPOSITION OF LOAN PORTFOLIO
                             (Dollars in thousands)

                                    AT SEPTEMBER 30, 1999               AT DECEMBER 31, 1998
                                -----------------------------       ---------------------------
                                     AMOUNT         PERCENT            AMOUNT          PERCENT
                                --------------     ----------       -------------   -----------
Commercial                          $  31,805        29.0%            $ 33,559          31.4%
Real estate-commercial                 21,273        19.4               23,440          21.9
Real estate-mortgage                   37,385        34.1               36,956          34.6
Real estate-construction                2,956         2.7                4,907           4.6
Installment                            16,370        14.9                8,091           7.6
  Total (1)                         $ 109,789       100.0%           $ 106,953         100.0%

(1) Amounts include Deferred Loan Fees

Commercial loans at September 30, 1999 included approximately $14,027,000 in loans with government guarantees ranging from 39% to 90% of the principal balance.

On April 21, 1999 the Bank transfered approximately $21.0 million of real estate loans formerly classified as held-for-sale to held-to-maturity status. These assets were transferred at fair value, which was approximately equal to fair market value at the time of transfer. This decision followed a change in policy, the primary purpose of which was to enable this pool of assets to serve as pledgable collateral for future Federal Home Loan Bank borrowings.

During the second quarter of 1999 the Bank formed strategic alliances with two companies that specialize in the origination of consumer loans. These loans are extended to borrowers with strong credit ratings and add both geographic and product diversity to the loan portfolio mix. Under both arrangements the bank will establish the credit criteria and carefully manage credit exposure by underwriting these loans using internal Bank policy.

At September 30, 1999 the Bank had approximately $18,317,000 in undisbursed loan commitments. This compares with undisbursed commitments of approximately $14,279,000 at December 31, 1998. Standby letters of credit were not significant at either September 30, 1999 or December 31, 1998.

Summary of Loan Loss Experience

The following table sets forth an analysis of the allowance for loan losses and provisions for loan losses for the periods indicated.

                            ALLOWANCE FOR LOAN LOSSES
                             (Dollars in thousands)

                                                      FOR THE NINE        FOR THE YEAR
                                                      MONTHS ENDED           ENDED
                                                      SEPTEMBER 30,       DECEMBER 31,
                                                         1999                1998
                                                   ------------------   ----------------
Balance at beginning of period                             $   2,802           $   1,159
Loans charged off:
  Commercial                                                      51               1,952
  Real estate-construction                                        --                   3
  Real estate-mortgage                                            --                  --
  Installment                                                     86                 395
    Total charge-offs                                            137               2,350
Recoveries
  Commercial                                                     130                  49
  Real estate-construction                                         2                  --
  Real estate-mortgage                                            --                  --
  Installment                                                     27                  40
    Total recoveries                                             159                  89
Net (recoveries) charge-offs                                     (22)              2,261
Provision for loan losses                                        220               3,904
Balance at end of period                                   $   3,044           $   2,802
Total loans at end of period                               $ 109,636           $ 107,028
Average total loans outstanding                            $ 108,157           $ 101,765
Net charge-offs to average loans                               -0.02%              2.22%
Allowance for Loan Losses to nonperforming loans               97.91%             89.19%
Allowance for Loan Losses to total loans                        2.78%              2.62%

The Bank maintains an allowance for loan losses to absorb inherent losses in the portfolio. Management attributes general reserves to different types of loans using percentages which are based upon perceived risk associated with the portfolio and underlying collateral. The allowance for loan losses is a general reserve available against the total loan portfolio and off balance sheet items. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to provide additions to the allowance based on their judgement of information available to them at the time of their examination. At September 30, 1999, based on known information, management believed that the allowance for loan losses was adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit as of such date.

The evaluation process is designed to determine the adequacy of the allowance for loan losses. This process attempts to assess the risk of losses inherent in the portfolio by segregating the allowance for loan losses into two components:
"Specific" and "General." The specific component is established by allocating a portion of the allowance for loan losses to individual classified credits on the basis of specific circumstances and assessments. In determining the general component of the allowance for loan loss, management takes into consideration growth trends in the portfolio, examination results of financial institution supervisory authorities, prior loan loss experience, concentrations of credit risk, delinquency trends, collateral coverage, general economic conditions, the interest rate environment and internal and external credit reviews. In addition, the risks management considers vary depending on the nature of the loan.

The allowance for loan losses is based on estimates. Realized future losses may vary from current estimates. It is always possible that future economic or other factors may adversely affect the Bank's borrowers, and thereby cause loan losses to exceed the current allowance. In addition, there can be no assurance that future economic or other factors will not adversely affect the Bank's borrowers, or that the Bank's asset quality may not deteriorate through rapid growth, failure to maintain appropriate underwriting standards, failure to maintain an adequate number of qualified loan personnel, failure to identify and monitor potential problem loans or for other reasons, and thereby cause loan losses to exceed the current allowance.

As of September 30, 1999, the allowance for loan losses was $3,044,000 compared to $2,802,000 at December 31, 1998, an increase of 8.6%. When a loan is considered uncollectible by management it is charged against the allowance for loan losses. Any recoveries of previously charged off loans are credited back to the allowance. Net recoveries for the nine months ended September 30, 1999 were approximately $22,000, a decrease of 101.1% compared to net charge-offs of approximately $2,031,000 for the nine months ended September 30, 1998. For the nine months ended September 30, 1999 the Bank's provision for loan losses totaled $220,000, a 91.2% decrease from $2,504,000 for the nine months ended September 30, 1998. For the three months ended September 30, 1999 the Bank made no additional provision for loan losses, a 100% decrease from $1,084,000 for the three months ended ended September 30, 1998.



NONPERFORMING ASSETS

Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are those in which the borrower fails to perform under the original terms of the obligation and consist of nonaccrual loans, accruing loans past due 90 days or more and restructured loans.

The following table summarizes the Bank's nonperforming assets at the dates indicated.

                                               AT SEPTEMBER 30,  AT DECEMBER 31,
                                                     1999               1998
                                                    -------           -------
        Nonaccrual Loans                            $ 2,917           $ 2,896
        Accruing loans past due 90 days or more           2                 4
        Restructured loans                              190               242
                                                    -------           -------
          Total nonperforming loans                   3,109             3,142
        Other real estate owned                         278               354
                                                    -------           -------
          Total nonperforming assets                $ 3,387           $ 3,496
                                                    =======           =======

The Bank generally places loans on nonaccrual status and accrued but unpaid interest is reversed against the current year's income when interest or principal payments become 90 days or more past due unless the outstanding principal and interest is adequately secured and, in the opinion of management, is deemed in the process of collection. Interest income on nonaccrual loans is recorded on a cash basis. Payments may be treated as interest income or return of principal depending upon management's opinion of the ultimate risk of loss on the individual loan. Cash payments are treated as interest income only when management believes the remaining principal balance is fully collectible. Loans not 90 days past due may also be placed on nonaccrual status if management reasonably believes the borrower will not be able to comply with the contractual loan repayment terms and collection of principal or interest is in question.

A restructured loan is a loan on which interest accrues at a below-market rate or upon which certain principal has been forgiven so as to aid the borrower in the final repayment of the loan, with any interest previously accrued, but not yet collected, being reversed against current income. Interest is recorded on a cash basis until the borrower's ability to service the restructured loan in accordance with its terms is established.

Management defines impaired loans as those loans, regardless of past due status, on which principal and interest is not expected to be collected under the original contractual loan repayment terms. An impaired loan is charged off at the time management believes the collection process has been exhausted. Impaired loans are valued on the present value of future cash flows discounted at the loan's effective rate, the loan's observable market price, or the fair value of collateral if the loan is collateral dependent. Impaired loans as of September 30, 1999, and December 31, 1998 were $3,109,000 and $3,142,000. The total allowance for loan losses related to those loans at September 30, 1999 was $1,323,000, compared to $869,000 at December 31, 1998. No interest income was recognized on impaired loans for the nine months ended September 30, 1999.



LIQUIDITY

Maintenance of adequate liquidity requires that sufficient resources be available at all times to meet the cash flow requirements of the Bank. Liquidity in a banking institution is required primarily to provide for deposit withdrawals and the credit needs of its customers and to take advantage of investment opportunities as they arise. A bank may achieve desired liquidity from both assets and liabilities. Cash and deposits held in other banks, federal funds sold, other short term investments, maturing loans and investments, payments of principal and interest on loans and investments and potential loan sales are sources of asset liquidity. Deposit growth and access to credit lines established with correspondent banks and market sources of funds are sources of liability liquidity.

The Bank reviews its liquidity position on a regular basis based upon its current position and expected trends of loans and deposits. Management believes that the Bank maintains adequate sources of liquidity to meet its liquidity needs. The Bank's liquid assets (net of pledged assets) totaled approximately $71,685,000 and $76,289,000 at September 30, 1999 and December 31, 1998,
respectively, and constituted 34.8% and 37.5% of total assets on those dates.

Although the Bank's primary sources of liquidity include liquid assets and a stable deposit base, the Bank maintains lines of credit with the Federal Home Loan Bank, the Federal Reserve Bank of San Francisco and its correspondent banks. The total of these lines of credit was $21,675,000, of which $8,381,000 was outstanding as of September 30, 1999 and $632,000 was outstanding as of December 31, 1998.



CAPITAL RESOURCES

         A strong capital base is essential to the Bank's ability to continue to serve the needs of its customers and shareholders. Capital protects depositors and is a source of funds for the significant investments necessary for the Bank to operate competitively. Additionally, adequate capital and earnings enable the Bank to continue to have access to the capital markets to supplement internal growth of equity. Capital is generated internally in the form of earnings and retention of those earnings.

Total shareholders' equity was $19,077,000 at September 30, 1999, an increase of $557,000 or 3.0% from $18,520,000 at December 31, 1998. During the third quarter of 1999 12,870 options to purchase shares of the Bank's Common Stock were exercised. The increase in equity is due primarily to earnings retention, which was somewhat offset by a reduction in the current market value of securities available for sale owing to a general decline in market rates.

Federal regulations establish guidelines for calculating "risk-adjusted" capital ratios and minimum ratio requirements. Under these regulations, national banks are required to maintain a total risk-based capital ratio of 8.0% and Tier 1 risk-based capital (primarily shareholders' equity) of at least 4% of total qualifying capital. The Bank had Total and Tier 1 risk-based capital ratios of 12.85% and 11.60%, respectively, at September 30, 1999, and 12.30% and 11.05%, respectively, at December 31, 1998.

In addition, regulators have adopted a minimum leverage ratio standard for Tier 1 risk-based capital to total assets. As of September 30, 1999 and December 31, 1998, the Bank's leverage ratio was 7.48% and 6.73%, respectively, exceeding the minimum guidelines of 3 to 5%.

YEAR 2000 COMPLIANCE

The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

The Bank has written a plan to mitigate the risks associated with the impact of the Year 2000. The plan directs the Bank's Year 2000 activities under the framework of the Federal Financial Institutions Examination Council ("FFIEC") Five-Step Program. The FFIEC's Five-Step Program includes the following phases:
Awareness, Assessment, Renovation, Validation and Implementation. The Awareness Phase, which is 100% complete, defined the Year 2000 problem and gained executive level support for the necessary resources to prepare the Bank for Year 2000 compliance. The Assessment Phase, also 100% complete, assessed the size and complexity of the problem and detailed the magnitude of the effort necessary to address the Year 2000 issues. Although the Awareness and Assessment Phases are complete, the Bank will continue to evaluate any new issues as they arise. The Renovation Phase, now 100% complete, included the incremental changes to hardware and software components. The Validation Phase, also 100% complete, included the testing of hardware and software components. The Implementation Phase, 100% complete, certified that systems are Year 2000 compliant and will be accepted by the end users. The Implementation Phase was substantially completed by June 30, 1999. The Bank has completed the development of test and validation methodologies for its Information Technology systems. Testing of applications was substantially completed by December 31, 1998. In some cases, the Bank relied on service providers and software vendors to facilitate proxy testing with a selected group of users. The Bank reviewed the test plans and validated the results of the proxy testing, ensuring the Year 2000 compliance of those systems. The Bank's business also uses non-IT products and services, some of which have embedded technology, which might not be ready for the Year 2000 date change. Some non-IT products and services involve infrastructure issues such as power, communications and water, as well as ventilation, vault operations and air conditioning equipment. The Bank classifies power and communications as non-IT products and considers them to be of significant importance, giving them a high priority. Based on responses from vendors and software providers, the Bank does not anticipate incurring any material expenses owed to unpreparedness. The Bank has identified material third party relationships to minimize the potential loss from unpreparedness of these parties. The testing and validation of these systems was substantially completed by December 31, 1998.

The Bank continues to make efforts to ensure that its customer base is aware of the Year 2000 problem. Year 2000 correspondence has been sent to both deposit and loan customers. Customer communication and correspondence efforts will continue for the balance of 1999. The Bank has amended its credit authorizations and documentation to include consideration regarding the Year 2000 problem. Significant customer relationships have been identified, and such customers are being contacted by the Bank's employees to determine whether they are aware of Year 2000 risks and whether they are taking corrective actions.

The total cost to the Bank of these Year 2000 compliance activities was approximately $10,000 for 1998 and approximately $12,000 as of September 30, 1999. The Bank is expensing all costs associated with the necessary modifications during the period in which they are incurred. Other expense items originally identified for Year 2000 reasons that have a broader scope than just the Year 2000 have been allocated to other expense catagories and may or may not have been capitalized. These costs and the date on which the Bank plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs incurred in 1998 did not have a material effect on the Bank's reported earnings for 1998 and the Bank does not expect the costs incurred for the same period in 1999 to have a material effect on net income. It is anticipated that any disruption of services would be partial and brief, and that there will not be a material impact on revenues or earnings.

The Bank has developed contingency plans to address the possibility that efforts to mitigate Year 2000 risk are not successful either in whole or in part. These plans include remedial efforts up to and including complete manual processing of information for critical IT systems in the event that there is a failure after December 31, 1999.

The factors that may cause actual results to differ materially from those contemplated may include the failure by third parties to adequately remediate Year 2000 issues or the inability of the Bank to complete writing and/or testing software changes on time schedules currently expected. Nevertheless, the Bank expects that its Year 2000 compliance efforts will be successful without any adverse effects on its business.

PART II

ITEM 1.  LEGAL PROCEEDINGS

The Bank is involved in litigation in the ordinary course of its business, particularly in connection with certain nonperforming loans. In the third quarter of 1999, legal expenses related to nonperforming loans were significant, and such expenses are likely to continue into the remainder of 1999. See "Management's Discussion and Analysis - Other Operating Expense." In the opinion of management, the ultimate outcome of current pending and threatened litigation is not expected to have a material adverse effect on the Bank's financial condition and results of operations.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS - NONE

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES - NONE

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS - NONE

ITEM 5.  OTHER INFORMATION - NONE

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)      Exhibits - None

Amendment to Agreement between Six Rivers National Bank and American  Securities
     Transfer and Trust, Inc., dated as of October 1, 1999, including an amended Summary of Rights to Purchase Common Shares attached thereto as Exhibit A. (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K of Registrant dated October 3, 1999.)

         (b)      Reports on Form 8-K

                  No reports on Form 8-K were filed during the period ended September 30, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  SIX RIVERS NATIONAL BANK
                                  (Registrant)


                                  By /s/ MICHAEL W. MARTINEZ
                                    ---------------------------------------
                                         Michael W. Martinez
                                         President, Chief Executive Officer
                                         and Principal Financial Officer